Exhibit 21.1
Subsidiaries of the Registrant

Name of Subsidiary	Jurisdiction
Kogni, LLC	Arizona
ExlService Australia Pty Ltd.	Australia
Incandescent Australia Pty Ltd.	Australia
ExlService Bulgaria EAD	Bulgaria
IQR Consulting, LLC	California
Clairvoyant, Inc.	Canada
ExlService Canada Inc.	Canada
ExlService Colombia S.A.S.	Colombia
ITI Data Colombia S.A.S.	Colombia
ExlService Czech Republic S.R.O.	Czech Republic
Business Process Outsourcing, LLC	Delaware
Clairvoyant AI, Inc.	Delaware
ExlService Technology Solutions, LLC	Delaware
ExlService.com, LLC	Delaware
Outsource Partners International, Inc.	Delaware
Overland Solutions, LLC	Delaware
ExlService Germany GmbH	Germany
Business Process Solutions (India) Private Limited	India
Clairvoyant India Private Ltd.	India
exl Service.com (India) Private Limited	India
Inductis (India) Private Limited	India
IQR Analytics Private Limited	India
Outsourcepartners International Private Limited	India
SCIOinspire Consulting Services (India) Pvt Ltd.	India
Incandescent Technologies Private Limited	India
ITI Data Consulting India Private Limited	India
EXLService (Ireland) Limited	Ireland
Business Process Outsourcing Ltd.	Mauritius
ExlService Mauritius Limited	Mauritius
OPI Limited	Mauritius
EXLS Mexico, S. de R.L. de C.V.	Mexico
Incandescent Latin America S. de R.L. de C.V.	Mexico
Incandescent Technologies Inc.	Nebraska
ExlService Philippines, Inc.	Philippines
ITI Data Polska Sp. Z o.o.	Poland
ExlService Romania Private Limited S.R.L.	Romania
Inductis (Singapore) PTE Limited	Singapore
Incandescent Singapore Pte Ltd	Singapore
EXL Analytics SA (Pty) Ltd.	South Africa
ExlService South Africa (Pty) Ltd.	South Africa
ExlService (U.K.) Limited	United Kingdom
Incandescent Technologies UK Ltd	United Kingdom